Exhibit 3.1

State of Delaware Secretary of State Division of Corporations Delivered 05:49 PM 03/31/2021 FILED 05:49 PM 03/31/2021 SR 20211129590 - File Number 3652574

CERTIFICATE OF CONVERSION

OF

NISSAN WHOLESALE RECEIVABLES CORPORATION II

(a Delaware corporation)

TO

NISSAN WHOLESALE RECEIVABLES COMPANY II LLC

(a Delaware limited liability company)

Pursuant to Section 18-214 of the Delaware Limited Liability Company Act, as amended, and Section 266 of the General Corporation Law of the State of Delaware, the undersigned does hereby certify the following with respect to the conversion of Nissan Wholesale Receivables Corporation II, a Delaware corporation (the “Corporation”), to Nissan Wholesale Receivables Company II LLC, a Delaware limited liability company (the “Company”):

1.

The Corporation filed its original certificate of incorporation with the Secretary of State of the State of Delaware and was first incorporated on April 29, 2003, in the State of Delaware, and the jurisdiction of incorporation immediately prior to the filing of this Certificate of Conversion was Delaware.

2.

The Corporation’s name immediately prior to filing this Certificate of Conversion was Nissan Wholesale Receivables Corporation II. The Corporation was a corporation immediately prior to the filing of this Certificate of Conversion.

3.

The name of the limited liability company to which the Corporation shall be converted, as set forth in the Certificate of Formation of the Company being filed contemporaneously herewith, is Nissan Wholesale Receivables Company II LLC.

4.	The conversion of the Corporation to the Company shall be effective on April 1, 2021 at 3:02 a.m. Eastern Daylight Time.

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Conversion to be duly executed the 31st day of March, 2021.

NISSAN WHOLESALE RECEIVABLES CORPORATION II

By:	/s/ Kevin J. Cullum
Name:	Kevin J. Cullum
Title:	President